Exhibit 10.3

Form of Tax Protection Agreement

[Note: this form assumes that the Partnership continues as a partnership for tax purposes following the “push up” – if this is not the case, then this form will need to modified appropriately]

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (“Agreement”), dated as of                 , [20   ], is made by and between The Macerich Partnership, L.P., a Delaware limited partnership (“Parent LP”), and each of the Wilmorite Limited Partners (as defined below) who will become limited partners of Parent LP as a result of the Transaction (as defined below).

WHEREAS, on [April]    , 2005, MACW, Inc., a Delaware corporation owned by Parent LP (“Parent Acquisition, Inc.”) merged with and into Wilmorite Properties, Inc., a Delaware corporation (the “Company”) and the general partner of Wilmorite Holdings, L.P., a Delaware limited partnership (“Holdings L.P.”), with the Company becoming a wholly-owned subsidiary of Parent LP, as a result of the transaction (the “Merger”);

WHEREAS, immediately following the consummation of the Merger, MACP LP, a Delaware limited partnership, a subsidiary of Parent LP, merged with and into Holdings L.P (the “Partnership Merger”), with Holdings L.P., renamed as [New Name, L.P.] (the “Partnership”), as the surviving entity of the Partnership Merger, in accordance with the terms of the Agreement and Plan of Merger, dated as of February 25, 2005 (the “Partnership Merger Agreement”), among Parent LP, MACP LP and Holdings L.P.;

WHEREAS, simultaneously with the consummation of the Partnership Merger, the partnership agreement of Holdings L.P. was amended and restated (the “2005 Amended and Restated Partnership Agreement”), the effect of which resulted in, among other things, Parent LP agreeing to certain undertakings with respect to Taxes as set forth in Article X of such agreement;

WHEREAS, pursuant to Section 8.10 of the 2005 Amended and Restated Partnership Agreement, one or more of the Wilmorite Limited Partners have contributed part or all of their interests in the Partnership (the “Contributed Partnership Interests”) to Parent LP so as to become limited partners of Parent LP (the “Transaction”);

WHEREAS, as a result of the Transaction and in order to give effect thereto, the parties hereto have entered into the [Tenth] Amendment to Parent LP’s limited partnership agreement (the “[Tenth] Amendment”); and

WHEREAS, as a result of the Transaction and the [Tenth] Amendment the parties hereto would like to preserve certain of the undertakings with respect to Taxes set forth in Article X of the 2005 Amended and Restated Partnership Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.                                       Definitions.  All capitalized terms used and not otherwise defined in this Agreement shall have the meaning set forth in the 2005 Amended and Restated Partnership Agreement.  As used herein, the following terms have the following meanings:

“Applicable Protection Period” shall mean, with respect to a Tier 1 Protected Asset and the Protected Contributed Partnership Interests, the Tier 1 Protection Period, and with respect to a Tier 2 Protected Asset, the Tier 2 Protection Period.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation by any Governmental Authority after the Effective Date, or (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date.

“Governmental Authority” shall mean the United States or any state or other political subdivision thereof, any court or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Protected Assets” shall mean the Tier 1 Protected Assets, the Tier 2 Protected Assets and the Contributed Partnership Interests.

“Protected Contributed Partnership Interests” shall mean Contributed Partnership Interests.

“Protected Parties” shall mean (i) each Wilmorite Limited Partner, (ii) each direct or indirect owner of a Wilmorite Limited Partner that is required to include in its taxable income any portion of the income or gains of Parent LP on a current basis (a “Flow Through Owner”), and (iii) each Person who acquires an interest in Parent LP from a Wilmorite Limited Partner or Flow Through Owner in a transaction in which such Person’s adjusted basis in such interest for federal income tax purposes is determined in whole or in part by reference either to such Person’s basis in other property or the Wilmorite Limited Partner’s or Flow Through Owner’s basis in such interest, in each case other than the Company, Parent or any of their respective Subsidiaries or Affiliates or any Parent Transferee, provided that such Wilmorite Limited Partner or Person acquiring an interest in Parent LP from a Wilmorite Limited Partner has executed this Agreement and the [Tenth] Amendment.  For the avoidance of doubt, (x) a person who acquires direct or indirect interests in Parent LP as a result of the death of a Protected Party shall not be considered a Protected Party with respect to such direct or indirect interests in Parent LP if such person received a stepped-up basis, for federal income tax purposes, in such direct or indirect interests in Parent LP, and (y) upon the complete redemption of direct or indirect interests in Parent LP from any Protected Party, such person or entity holding such direct or indirect interests in Parent LP shall cease to be a Protected Party, except with respect to any breaches occurring prior to the date of such complete redemption (regardless of when such breach is actually discovered or claimed).

“Tier 1 Protected Assets” shall mean those assets of the Partnership set forth on Schedule 10.7 to the 2005 Amended and Restated Partnership Agreement under the heading “Tier 1 Protected Assets,” as updated through the date hereof to give effect to events and transactions occurring under the 2005 Amended and Restated Partnership Agreement, and any assets which become Tier 1 Protected Assets pursuant to Section 2(a) hereof.

“Tier 2 Protected Assets” shall mean those assets of the Partnership set forth on Schedule 10.7 to the 2005 Amended and Restated Partnership Agreement under the heading “Tier 2 Protected Assets,” as updated through the date hereof to give effect to events and transactions occurring under the 2005 Amended and Restated Partnership Agreement, and any assets which become Tier 2 Protected Assets pursuant to Section 2(a) hereof.

“Wilmorite Limited Partners” shall mean the persons whose names are set forth on Schedule 10.7 to the 2005 Amended and Restated Partnership Agreement under the heading “Wilmorite Limited Partners,” as updated through the date hereof to give effect to events and transactions occurring under the 2005 Amended and Restated Partnership Agreement.

2.                                       Lock Out.

(a)                                  Except as expressly permitted by this Section 2, neither the Partnership, Parent LP nor any entity in which the Partnership or Parent LP holds a direct or indirect interest shall, directly or indirectly, sell, transfer or otherwise actually or constructively dispose of or permit the actual or deemed disposition (in each case, a “Disposition”) (i) of any of the Tier 1 Protected Assets, or any direct or indirect interest therein, prior to the 20th anniversary of the Effective Date (the “Tier 1 Protection Period”), (ii) of any of the Tier 2 Protected Assets, or any direct or indirect interest therein, prior to the 10th anniversary of the Effective Date (the “Tier 2 Protection Period”) or (iii) of any of the Protected Contributed Partnership Interests, or any direct or indirect interest therein, during the Tier 1 Protection Period.  Notwithstanding the foregoing, the Partnership or Parent LP (or other entity referred to in the preceding sentence) shall have the right, during the Applicable Protection Period: (i) to consummate any Disposition of all or any portion of any Protected Asset in a transaction with respect to which no income or gain would be required to be recognized by any Protected Party under the Code and any applicable state or local tax law (a “Tax-Deferred Exchange”), [(ii) to consummate any Disposition of the Rochester Interests pursuant to an exercise of the Participating Election Right or the Partnership Call Right](1) or (iii) except with respect to the Partnership’s direct or indirect interests in Tysons Corner Center and Tysons Corner Office Building, to consummate any Disposition pursuant to the exercise, by a Person other than the Partnership or its Affiliates and in the absence of any action by the Partnership or its Affiliates giving rise to such Person’s right to exercise, of their rights under any buy-sell agreement, call option or similar contractual arrangement to which such assets are subject as of the Effective Date, provided that the General Partner uses good faith efforts to structure any such Disposition as a tax-free like-kind exchange under Code Section 1031 or (iv) to convert any Preferred Units (that have become Contributed Partnership Interests) into Common Units pursuant to the 2005 Amended and Restated Partnership Agreement.  In situations where the Partnership or Parent LP engages in a wholly or partially Tax-Deferred Exchange involving a Protected Asset, the property (or as applicable, the portion thereof) received on a tax-deferred basis in exchange for such Protected Asset shall be treated as a Tier 1

(1) Bracketed language to be deleted if this Agreement is entered into after the Participating Election Right and the Partnership Call Right have expired.

Protected Asset, a Tier 2 Protected Asset or a Protected Contributed Partnership Interest, as applicable, for all purposes under this Agreement.

(b)                                 If the Partnership or Parent LP contributes or otherwise transfers any Protected Asset directly or indirectly to any partnership or other entity in which the Partnership or Parent LP holds or will hold a direct or indirect interest, then as a condition to such contribution or transfer the Partnership or Parent LP shall require that the transferee grant the Partnership or Parent LP, as applicable, rights with respect to such Protected Asset substantially similar to those contained in Sections 2 to 5 and Section 7 hereof.

3.                                       Debt Allocations and Related Matters.

Parent LP shall, at all times during the Tier 1 Protection Period, maintain nonrecourse indebtedness (including for the avoidance of doubt Parent LP’s share of nonrecourse indebtedness from any other entity, including without limitation the Partnership) which qualifies as “qualified nonrecourse financing” within the meaning of Section 465(b)(6)(B) of the Code that is properly allocable to each Wilmorite Limited Partner pursuant to Section 752 of the Code and the Regulations thereunder in an amount at least equal to 120% of the amount of income and gain that as of the Effective Date would have been required to be recognized by such Wilmorite Limited Partner pursuant to Section 731(a)(1) of the Code (including by reason of Section 752(b) of the Code) if no Partnership nonrecourse liabilities had been properly allocable to such Wilmorite Limited Partner (the “Required Nonrecourse Debt Amount”), which Required Nonrecourse Debt Amount shall be 120% of the amount set forth on Schedule 10.9 to the 2005 Amended and Restated Partnership Agreement.  Schedule 10.9 to the 2005 Amended and Restated Partnership Agreement was initially prepared based on estimates as of December 31, 2004 provided by the Wilmorite Limited Partners, but was updated promptly by the General Partner based on actual data as of the Effective Date as such information became available.  Notwithstanding the foregoing, if the General Partner determined that the aggregate amount that should have been set forth on Schedule 10.9 (determined as of December 31, 2004) was greater than 110% of the aggregate estimate amount as of December 31, 2004 provided by the Wilmorite Limited Partners on Schedule 10.9, then the Required Nonrecourse Debt Amount shall be an aggregate amount equal to 120% of 110% of the amount set forth on the estimated Schedule 10.9, as adjusted for operations of the Partnership from December 31, 2004 through the Effective Date (with the amount set forth with respect to each Wilmorite Limited Partner reduced proportionately).  In the event that a Wilmorite Limited Partner transfers some, but not all, of its interests in the Partnership in connection with the Transaction, then the Required Nonrecourse Debt Amount immediately after the Transaction shall (i) be equal to (in the case of the first Transaction) and (ii) be increased by (in the case of subsequent Transactions), that portion of the total Required Nonrecourse Debt Amount immediately prior to the Transaction with respect to such Wilmorite Limited Partner as bears the same ratio to the ratio that the Wilmorite Limited Partner’s adjusted tax basis in its Contributed Partnership Interests contributed in the applicable Transaction (for purposes of determining its initial tax basis in the interests in Parent LP received in the applicable Transaction) bears to such Wilmorite Limited Partner’s aggregate adjusted tax basis in all of its interests in the Partnership immediately prior to the applicable Transaction, including its Contributed Partnership Interests and any interests in the Partnership not being contributed in the applicable Transaction.  Notwithstanding the foregoing, the total Required Nonrecourse Debt Amount to be so allocated hereunder and under the 2005 Amended and

Restated Partnership Agreement shall not exceed the total Required Nonrecourse Debt Amount in effect immediately prior to any such Transaction.  For purposes of this Agreement, a “Wilmorite Limited Partner” shall include each Person who acquires an interest in Parent LP from a Wilmorite Limited Partner in a transaction in which such Person’s adjusted basis in such interest for federal income tax purposes is determined in whole or in part by reference either to such Person’s basis in other property or the Wilmorite Limited Partner’s basis in such interest, in each case other than Parent or any Affiliate of Parent or any Parent Transferee, provided that such transferee has executed this Agreement and the [Tenth] Amendment.  Notwithstanding the foregoing, (x) a Wilmorite Limited Partner who acquires direct or indirect interests in Parent LP as a result of the death of a Wilmorite Limited Partner shall not be considered a Wilmorite Limited Partner with respect to such interests if such Person received a stepped-up basis, for federal income tax purposes, in such interests, and (y) upon the complete redemption of direct or indirect interests in Parent LP from any Protected Party, such Person holding such interests shall cease to be a Wilmorite Limited Partner, except with respect to any breaches occurring prior to the date of such complete redemption (regardless of when such breach is actually discovered or claimed).

4.                                       Periods after the Protection Period.

(a)                                  Parent LP shall, at all times after the Tier 1 Protection Period, make available to each Wilmorite Limited Partner the opportunity (a “Guarantee Opportunity”) to make a “bottom guarantee” of indebtedness (including indebtedness of the Partnership) pursuant to the procedures and conditions as are specified in Section 7.5 of the limited partnership agreement of Parent LP, a copy of which shall be provided to any Wilmorite Limited Partner upon such partner’s request.

(b)                                 To the extent permitted by Regulations Section 1.752-3(a)(3), with respect to each Wilmorite Limited Partner, Parent LP shall allocate and Parent LP shall (to the extent permitted by the applicable partnership agreement) cause any other entity in which it has a direct or indirect interest to allocate, “excess nonrecourse liabilities,” as defined in Regulations Section 1.752-3(a)(3), directly and indirectly to Parent LP and the Wilmorite Limited Partners, respectively, up to the amount of built-in gain that is allocable to such partner with respect to Section 704(c) property (as defined under Regulations Section 1.704-3(a)(3)(ii)) or property for which reverse 704(c) allocations are applicable (as described in Regulations Section 1.704-3(a)(6)(i)), less amounts previously taken into account under Regulations Sections 1.752-3(a)(1) and 1.752-3(a)(2).

(c)                                  Parent LP acknowledges that the purpose and intent of providing Guarantee Opportunities to the Wilmorite Limited Partners is to result in the guaranteed liability being treated as a “recourse” liability as defined in Regulations Section 1.752-1(a)(1) with respect to the guaranteeing Wilmorite Limited Partner to the extent of the amount of such guarantee.  Except to the extent required by law or otherwise determined in a final judicial proceeding in which the affected Wilmorite Limited Partners have been granted the opportunity to participate, Parent LP shall file, and shall cause to the extent within its control any entity in which it directly or indirectly owns an interest to file, tax returns and reports in a manner consistent with the treatment of any such guaranteed liability as a recourse liability with respect to the guaranteeing Wilmorite Limited Partner to the extent of the amount guaranteed.  Notwithstanding the foregoing, Parent LP makes no representation or warranty to any Wilmorite Limited Partner that providing a “bottom guarantee” shall result in the desired treatment of the liability as a recourse liability for purposes of Section 752 of the Code.

5.                                       Partnership Tax Status of Parent LP.

Parent LP shall not elect to be treated as an association taxable as a corporation for U.S. federal or any applicable state tax purposes, and Parent LP and the General Partner shall take all actions, and refrain from taking all actions, as necessary to prevent Parent LP from being treated as an association or publicly traded partnership taxable as a corporation for U.S. federal or any applicable state income tax purposes.

6.                                       704(c) Allocation Method.

Parent LP and each entity in which Parent LP holds a direct or indirect interest shall, with respect to each asset comprising the Protected Assets, use the “traditional method” under Section 704(c) of the Code and the Regulations thereunder with no curative or remedial allocations.

7.                                       Indemnification.

(a)                                  If Parent LP or the Partnership breaches any obligation set forth in Sections 2, 3, 4, 5 or 6 of this Agreement, (a “Recognition Event”), then Parent LP shall pay to each Protected Party an amount equal to the sum of: (1) the product of the aggregate income or gain recognized by such Protected Party solely by reason of such breach, multiplied by the highest combined federal, state and local income tax rate to which such Protected Party is subject with respect to income or gain of the type or types recognized; plus (2) the aggregate federal, state and local income taxes (determined based on the tax rates and assumptions in (1) above and treating any such payment as ordinary income) for which such Protected Party becomes liable as a result of the receipt of the payments required by this Section 7 (including, without limitation, payments received pursuant to this clause (2), ((1) and (2) together, the “Gross-Up Amount”).  In the event of a Recognition Event with respect to any Protected Party, Parent LP shall use commercially reasonable efforts to promptly notify each Protected Party in writing of such breach, which requirement may be satisfied by delivery of notice to each applicable Wilmorite Limited Partner, including with such notification an estimate of the amount and character of any income or gain to be recognized by such Protected Party and the Gross-Up Amount with respect to such Protected Party.  The payment of the Gross-Up Amount for each Recognition Event shall be made at least five (5) Business Days prior to the next date upon which estimated U.S. federal income taxes are required to be paid by individuals;  provided, however, that Parent LP may by written notice delivered to each Protected Party at least sixteen (16) days in advance of the date on which such Gross-Up Amount would otherwise be due, require such Protected Party to certify to Parent LP the amount of the Gross-Up Amount it intends to apply to U.S. federal, state and any applicable local estimated tax payments believed in good faith to be owed by such Protected Party as a result of the Recognition Event (including by reason of receipt of the Gross-Up Amount).  If (1) any such certification is requested in accordance with the foregoing and not received by Parent LP by the day prior to the date a Gross-Up Amount would otherwise be due or (2) such certification shows that such Protected Party’s estimated tax payments believed in good faith to be owed by such Protected Party as a result of the Recognition Event (including by reason of receipt of the Gross-Up Amount) will be less than the Gross-Up Amount, then, as to a failure to provide a certification, Parent LP need not pay the Gross-Up Amount until March 31st of the next calendar year, and as to any increase in a Protected Party’s estimated tax payments, Parent LP shall timely pay such increase in its estimated tax payment amount to such Protected Party on the date provided above, with any remaining portion of the Gross-Up Amount to be paid no later than March 31st of the next calendar year.  For purposes of this Section 7(a), (i) any amounts giving rise to a payment pursuant to this Section 7(a) will be determined assuming that the transaction or event giving rise to Parent LP’s obligation to make a payment was the only transaction or event reported on the Protected Party’s tax return (i.e., without giving effect to any loss carry forwards or other deductions attributable to such Protected Party) and (ii) subject to any applicable phase-outs or other then applicable limitations (including, but not limited to the “alternative minimum tax”), any amounts payable with respect to state and local income taxes shall be assumed to be deductible for federal income tax purposes.  Notwithstanding the foregoing, in the case of a Protected Party that is exempt from tax for federal income tax purposes, as well as any Protected Party that qualifies either as a regulated investment company or as a real estate investment trust, such Protected Party shall not be entitled to indemnification pursuant to this Agreement, except, in the case of a Protected Party that is exempt from tax (other than a “qualified organization” within the meaning of Section 514(c)(9)(C) to the extent such income constitutes debt-financed income or gain from real property), to the extent that such income or gain constitutes “unrelated business taxable income” as defined in Section 512 of the Code with respect to such Protected Party solely by reason of the activities or borrowing of Parent LP.  For purposes of determining the Gross-Up Amount in respect of any breach of Section 2 hereof, in no event shall the gain taken into account by a Protected Party with respect to the Disposition of a Protected Asset (the “Maximum Protected Amount”) exceed the amount of gain that would have been recognized by or allocated to such Protected Party (or in the case of a person who is a Protected Party by reason of clause (iii) of the definition thereof, the original Protected Party described in clause (i) or (ii) from whom such Protected Party directly or indirectly acquired its Units) if Parent LP or the Partnership had sold such Protected Asset in a fully taxable transaction (a) on the day following the Effective Date in the case of a Tier 1 or Tier 2 Protected Asset, or (b) on the date following the Transaction, in the case of a Protected Contributed Partnership Interest, in each case for a purchase price equal to its fair market value at such time, provided that, for purposes of computing such amount, the aggregate amount of such gain with respect to each Protected Asset allocated to each Protected Party shall not exceed such Protected Party’s share of the Code Section 704(c) gain stated with respect to such Protected Asset (a) in the case of a Tier 1 or Tier 2 Protected Asset, on Schedule 10.9 of the 2005 Amended and Restated Partnership Agreement or (b) in the case of a Protected Contributed Partnership Interest, on Schedule A hereto, (in each case, after subtracting from such scheduled amount the amount of any gain attributable to such scheduled amount which was previously recognized by or was otherwise allocable to a Protected Party with respect to such Protected Asset (a) with respect to a direct or indirect transfer (including any redemption) of some or all of its direct or indirect interests in the Partnership or Parent LP to the extent of any reduction in 704(c) gain with respect to such Protected Party and Protected Asset as a result of such transfer (or redemption) or (b) to the extent of any decrease in the difference between the adjusted tax basis, as determined for federal income tax purposes, and the book value of the Protected Assets pursuant to Regulation Section 1.704-3).  For the avoidance of doubt, in the event of any Disposition of a Tier 1 Protected Asset or Tier 2 Protected Asset with respect to which gain is specially allocated under Section 704(c) of the Code or the Regulations thereunder to the holder of the Contributed Partnership Interests, then to the extent that such gain is further specially allocated under Section 704(c) by the holder of the Contributed Partnership Interests directly or indirectly to a Protected Party and such gain results in an indemnification payment pursuant to this Agreement, then the Maximum Protected Amount with respect to such Protected Party’s applicable Protected Contributed Partnership Interests shall be reduced by the amount of such gain with respect to which such indemnification payment is made to such Protected Party.  For the avoidance of doubt and except in the case of a Transaction pursuant to Section 8.10 of the 2005 Amended and Restated Partnership Agreement, for purposes of determining the Gross-Up Amount in no event shall any “new layer” of Code Section 704(c) built-in gain created on account of the contribution of any properties to or the distribution of any properties from the Partnership or Parent LP, including but not limited to through application of Regulations Section 1.704-1(b)(2)(iv)(d), (e) and (f), be entitled to protection under this Agreement or otherwise. Notwithstanding anything to the contrary herein, the payment of any Gross-Up Amount hereunder shall not be required with respect to any Protected Contributed Partnership Interest for any income or gain arising due to a Change in Law.  The payment of any Gross-Up Amount hereunder shall be made without duplication of any such amount paid pursuant to the terms of the 2005 Amended and Restated Partnership Agreement.

(b)                                 Notwithstanding Section 7(a) hereof, in the event that Tysons Corner Center and/or Tysons Corner Office Building is sold, transferred or exchanged pursuant to the exercise, by a Person other than the Partnership or its Affiliates and in the absence of any action by the Partnership or its Affiliates giving rise to such Person’s right to exercise, of their rights under any buy-sell agreement or similar contractual arrangement to which such assets are subject as of the Effective Date, the aggregate amount payable to the Protected Parties and the Protected Parties under Section 10.13.B of the 2005 Amended and Restated Partnership Agreement (the “Other Protected Parties”) as a result of such Disposition shall not exceed the lesser of (a) the aggregate amount otherwise payable to such Protected Parties pursuant to Section 7 hereof and such Other Protected Parties pursuant to Section 10.13.B of the 2005 Amended and Restated Partnership Agreement and (b) $20 million.  Any reduction in the aggregate amount payable to the Protected Parties or the Other Protected Parties by reason of the foregoing limitation shall reduce the amount payable to each Protected Party and each Other Protected Party in proportion to the total amount otherwise payable to such Protected Party pursuant to Section 7 hereof and such Other Protected Party pursuant to Section 10.13.B of the 2005 Amended and Restated Partnership Agreement with respect to the disposition that is subject to this Section 7(b).

(c)                                  Notwithstanding any provision of this Agreement to the contrary, the sole and exclusive rights and remedies of any Partner or Protected Party for a breach of the obligations set forth in Sections 2, 3, 4 or 5 hereof shall be a claim for damages against Parent LP, computed as set forth in Section 7(a), and no Partner or Protected Party shall be entitled to pursue a claim for specific performance of the covenants set forth in Section 2, 3, 4 or 5 hereof, or bring a claim against any person that acquires a Protected Asset, other than as provided in Section 2(b).  Notwithstanding anything to the contrary in this Agreement, Parent LP shall not be liable for, or obligated to indemnify any Person with respect to, any claim or cause of action requesting or claiming special, exemplary, incidental, indirect, punitive, reliance or consequential damages or losses with respect to any Recognition Event, other than claims for any reasonable attorney’s, accountant’s or similar fees reasonably incurred in connection with the determination or collection of any damages incurred as a result of any breach of this Agreement.  Any claim or cause of action requesting or claiming any such damages is specifically waived and barred, whether or not such damages were foreseeable or any party was notified of the possibility of such damages.

(d)                                 If Parent LP or the Partnership has breached an obligation set forth in this Agreement (or a Protected Party or the Limited Partner Tax Representative asserts that Parent LP or the Partnership has breached an obligation set forth in this Agreement), Parent LP and the Limited Partner Tax Representative (or if the Limited Partner Tax Representative is not a Protected Party claiming or disputing a Gross-Up Amount owed to it, the Protected Parties claiming or disputing the Gross-Up Amount) agree to negotiate in good faith to resolve any disagreements regarding any such alleged breach and the amount of damages, if any, payable to such Protected Party under Section 7 hereof.  If any such disagreement cannot be resolved within thirty (30) days after notice to the other party of the alleged breach or disputed amount, Parent LP and the Limited Partner Tax Representative (or Protected Party) shall refer the matter to an independent law firm, accounting firm, valuation firm or other independent arbitrator mutually agreed upon by them (the “Tax Arbitrator”) to resolve as expeditiously as possible all points of any such disagreement.  All determinations made by the Tax Arbitrator with respect to the resolution of any alleged breach or amount of damages shall be final, conclusive and binding on Parent LP and the Limited Partner Tax Representative and/or the affected Protected Parties.  The fees and expenses of the Tax Arbitrator incurred in connection with any such determination shall be shared equally by Parent LP and the affected Protected Parties (or in the case of a dispute not involving a payment pursuant to Section 7 hereof, by all Wilmorite Limited Partners).  If Parent LP and the Limited Partner Tax Representative or Protected Parties, as applicable, each having acted in good faith and with its or his best efforts to select a Tax Arbitrator, are unable to agree upon and retain a Tax Arbitrator within sixty (60) days after the thirty (30) day period mentioned above, then following the expiration of such sixty (60) day period, any disagreement may be settled in any Delaware Court pursuant to Section 11(i) hereof.

8.                                       Limited Partner Tax Representative.

The Limited Partner Tax Representative has been duly appointed as agent and representative of the Protected Parties and the Wilmorite Limited Partners for the purposes set forth herein, and the Limited Partner Tax Representative has accepted such appointment on the terms set forth herein.  The Limited Partner Tax Representative represents and warrants to Parent LP that it has the right, power and authority to (i) enter into and perform this Agreement and to bind all of the Protected Parties and the Wilmorite Limited Partners for the purposes set forth herein, (ii) give and receive directions, instructions and notices hereunder, and (iii) make all determinations that may be required or that it deems appropriate under this Agreement.  Until notified in writing by a notice signed by all of the Wilmorite Limited Partners, Parent LP may rely conclusively and act upon the directions, instructions and notices of the Limited Partner Tax Representative for the purposes set forth herein and, thereafter, upon the directions, instructions and notices of any successor named in a writing executed by all of the Protected Parties and the Wilmorite Limited Partners.  In addition, the Protected Parties and the Wilmorite Limited Partners acknowledge that Parent LP may rely exclusively upon the directions, instructions and notice of the Limited Partner Tax Representative for the purposes set forth herein, notwithstanding the fact that Parent LP may have received conflicting directions, instructions and notices from the Protected Parties or the Wilmorite Limited Partners.

9.                                       Exclusion of Certain Transactions.

For the avoidance of doubt, the indemnification provided in Section 7 shall not apply to any taxes or other amounts of a Protected Party incurred as a result of (i) the consummation of the Merger and the consummation of the transactions contemplated thereby, including the payment of any purchase price adjustments, (ii) the Partnership Merger and the consummation of the transactions contemplated thereby, including the amendment of the Partnership’s limited partnership agreement by the 2005 Amended and Restated Partnership Agreement, and (iii) the creation or exercise of the Class A Forced Conversion, Class A Put Right, Redemption Right, the Participating Election Right, the Partnership Call Right or the rights described in Section 8.9 and 8.10.B of the 2005 Amended and Restated Partnership Agreement (and any corresponding rights provided under the [Tenth] Amendment), and the creation of the rights set forth in Section 8.10 thereof (and any corresponding rights provided under the [Tenth] Amendment); provided, however, that the foregoing shall not in any respect limit Parent LP’s obligation to maintain the Required Nonrecourse Debt Amount in accordance with Section 3 hereof upon any exercise of the rights referred to in this clause (iii) or to limit the rights of a Protected Party under Section 7 in respect of any breach of such obligation to maintain the Required Nonrecourse Debt Amount in accordance with Section 3.

10.                                 Prior Tax Protection Agreements.

Upon the Effective Date, any and all Prior Partnership Tax Protection Agreements including, but not limited to, the Tax Protection Agreement dated as of February 24, 2000 by and between the Partnership, ACI Danbury, Inc. and the other parties thereto, shall cease to be in force and be of no further effect provided, however, that this sentence shall not be construed to refer to that certain Shoppingtown Option Agreement made as of the 30th day of April 1996.  For these purposes “Prior Partnership Tax Protection Agreements” shall mean any agreement entered into prior to the Effective Date to which the Partnership is a party pursuant to which (i) any liability to any Partner (or any owner of any Partner) relating to taxes may arise; (ii) in connection with the deferral of income taxes of a Partner (or owner of any Partner), the Partnership or any of its subsidiaries has agreed to (A) maintain a minimum level of, put in place or replace any debt or continue a particular debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making tax elections, (D) operate (or refrain from operating) in a particular manner, and/or (E) only dispose of assets in a particular manner; (iii) the Partners (or their owners) have guaranteed debt, or have the opportunity to guarantee debt, directly or indirectly, of the Partnership or its Subsidiaries (including without limitation any “deficit restoration obligation,” guarantee (including, without limitation, a “bottom guarantee”), indemnification agreement or other similar arrangement); and/or (iv) any other agreement that would require the Partnership, the General Partner or Parent LP to consider separately the interests of any Partner (or owner of any Partner) in respect of taxes.

11.                                 General Provisions.

(a)                                  Addresses and Notice.  Any notice, demand, request or report required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by certified first class United States mail, return receipt requested, nationally recognized overnight delivery service or facsimile transmission (with receipt confirmed) to the Partner at the address set forth on the signature page hereto or such other address of which the Partner shall notify Parent LP in writing.

(b)                                 Titles and Captions.  All Article or Section titles or captions in this Agreement are for convenience only.  They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.  Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

(c)                                  Pronouns and Plurals.  Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

(d)                                 Further Action.  The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

(e)                                  Binding Effect.  Subject to the terms set forth herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

(f)                                    Creditors.  Other than as expressly set forth herein, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of Parent LP or the Partnership.

(g)                                 Third Party Beneficiaries.  This Agreement shall inure to the benefit of the Protected Parties and their permitted assigns.

(h)                                 Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

(i)                                     Counterparts.  This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.  Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

(j)                                     Applicable Law; Consent to Jurisdiction.

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Each of the parties to this Agreement hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of any court located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby or other matters arising between or involving Parent LP and any of the Protected Parties (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.  Each of the parties hereto agrees, (i) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (ii) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service.  Service made pursuant to (i) or (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.  For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, each of the parties hereto does hereby appoint The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, as such agent.

(k)                                  Invalidity of Provisions.  If any provision of this Agreement shall to any extent be held void or unenforceable (as to duration, scope, activity, subject or otherwise) by a court of competent jurisdiction, such provision shall be deemed to be modified so as to constitute a provision conforming as nearly as possible to the original provision while still remaining valid and enforceable.  In such event, the remainder of this Agreement (or the application of such provision to Persons or circumstances other than those in respect of which it is deemed to be void or unenforceable) shall not be affected thereby.  Each other provision of this Agreement, unless specifically conditioned upon the voided aspect of such provision, shall remain valid and enforceable to the fullest extent permitted by law; any other provisions of this Agreement that are specifically conditioned on the voided aspect of such invalid provision shall also be deemed to be modified so as to constitute a provision conforming as nearly as possible to the original provision while still remaining valid and enforceable to the fullest extent permitted by law.

(l)                                     No Rights as Stockholders.  Nothing contained in this Agreement shall be construed as conferring upon the Protected Parties any rights whatsoever as stockholders of Parent, including without limitation, any right to receive dividends or other distributions made to such stockholders by Parent or to vote or consent or to receive notice as stockholders in respect of any meeting of such stockholders for the election of directors of Parent or any other matter.

(m)                               Entire Agreement and Coordination.  This Agreement, the 2005 Amended and Restated Partnership Agreement and the Exhibits and Schedules thereto, and Parent LP’s limited partnership agreement, contain the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersede the Prior Agreements, and any other prior written or oral understandings or agreements among them with respect thereto, provided, however, that the undertakings with respect to Taxes as set forth in Article X of the 2005 Amended and Restated Partnership Agreement shall continue to be in effect for periods prior to the date hereof as well as for interests in the Partnership that the Protected Parties continue to hold in the Partnership after the applicable Transaction.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PARENT LP:

By:
Name:
Title:

WILMORITE LIMITED PARTNER:

By:
Name:
Title: